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Press Release

                                [Aberdeen Logo]

FOR IMMEDIATE RELEASE
For More Information Contact:
Aberdeen Asset Management
Investor Relations
800-522-5465
InvestorRelations@aberdeen-asset.com
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            ABERDEEN AUSTRALIA EQUITY FUND, INC. ANNOUNCES FAVORABLE
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           IRS DETERMINATION REGARDING PROPOSED IN-KIND TENDER OFFER;
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                DEFERRAL OF SETTING COMMENCEMENT DATE TO PERMIT
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                        PARTICIPATION BY ALL SHAREHOLDERS
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(New York, June 30, 2003) - On February 19, 2003, Aberdeen Australia Equity
Fund, Inc. (AMEX: IAF/PSE: IAF), a closed-end equity fund, announced its intention to conduct an in-kind tender offer to repurchase up to 40% of the Fund's outstanding shares at a price of 90% of the Fund's net asset value per share. Shareholders redeeming shares would receive in-kind pro rata distributions of the Fund's portfolio securities equal to no less than 90% of the aggregate net asset value of the shares being redeemed. In the same announcement, the Fund stated that it intended to submit a request for a private letter ruling from the United States Internal Revenue Service ("IRS") regarding the tax treatment of the in-kind tender offer.

The Fund is pleased to announce that it has received a favorable ruling from the IRS that the Fund will not recognize gain or loss upon the distribution of stock or other securities in redemption of its shares upon the request of a shareholder pursuant to the proposed tender offer. The ruling ensures that shareholders who do not participate in the tender offer would avoid realization of long-term capital gains which the Fund may otherwise have had to recognize. Shareholders who participate in the tender offer would recognize taxable gain or loss upon receipt of the Fund's portfolio securities in the tender offer. Upon the eventual sale or other taxable disposition of those portfolio securities, a participating shareholder would recognize taxable gain or loss to the extent of any appreciation or depreciation from the time of receipt in the tender offer.

The Fund is aware that Bankgesellschaft Berlin AG (the "Bank"), the beneficial owner of 32% of the Fund's outstanding voting securities, is unable to participate in the proposed in-kind tender offer without first obtaining exemptive relief from the Securities and Exchange Commission. The Bank filed an application for such exemptive relief with the Securities and Exchange Commission on May 21, 2003.

The Fund's February 19, 2003 announcement of the proposed tender offer indicated that the Fund's Board of Directors contemplated that the tender offer would commence in June 2003. This announcement also indicated that the Fund's Board of Directors would attempt to coordinate the timing of the tender offer to enable all shareholders to participate in the tender offer. Accordingly, the Fund has decided to defer setting the commencement date of the tender offer until a determination has been made by the Securities and Exchange Commission with respect to the Bank's pending application for exemptive relief.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based on the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Potential risks and uncertainties may include, but are not limited to, fluctuations in operating results, market conditions and foreign exchange rates, and other risks and uncertainties identified by the Fund from time to time in its filings with the Securities and

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Exchange Commission. Actual results, events, and performance may differ.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Aberdeen Australia Equity Fund, Inc. or any other person that the events or circumstances described in such statement are material.

This press release is for informational purposes only and is not an offer to repurchase or the solicitation of an offer to sell any shares of Fund stock. The solicitation of an offer to repurchase Fund stock will only be made pursuant to a Repurchase Offer Statement and related material that the Fund will send to shareholders upon commencement of the in-kind tender offer. Stockholders should read those materials carefully because they will contain important information including the various terms and conditions of the in-kind tender offer. The Repurchase Offer Statement and related materials will be made available to all stockholders free of charge. Stockholders will be also able to obtain the Repurchase Offer Statement and related materials with respect to the tender offer free of charge at the Securities and Exchange Commission's website at www.sec.gov. The Repurchase Offer Statement and related materials may also be obtained at no charge from the Fund as provided in the Repurchase Offer Statement.

Would you like to receive this information electronically? Contact InvestorRelations@aberdeen-asset.com
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